EXHIBIT 10.1

ZOE’S KITCHEN, INC.

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) dated as of May 24, 2018 (the “Effective Date”), between Zoe’s Kitchen, Inc., a Delaware corporation (the “Company”), and Kevin Miles (the “Employee”).

 W I T N E S S E T H

 WHEREAS, the Employee currently serves as President and Chief Executive Officer (“CEO”) of the Company pursuant to an Employment Agreement dated February 25, 2014, as amended on February 25, 2016, and further amended on May 24, 2017 (the “Employment Agreement”); and,

WHEREAS, the Company and the Employee wish to continue the Employee’s existing employment relationship on the terms and conditions set forth in this Agreement, which amends, restates and supersedes the Employment Agreement.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.    POSITION AND DUTIES.

(a)    During the Employment Term (as defined in Section 2 hereof), the Employee shall serve as the President and CEO of the Company.  In this capacity, the Employee shall have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, and such other duties, authorities and responsibilities as the Board of Directors of the Company (the “Board”) shall designate from time to time that are not inconsistent with the Employee’s position as President and CEO of the Company.  The Employee shall report directly to the Board.

(b)    During the Employment Term, the Employee shall devote all of the Employee’s business time, energy, business judgment, knowledge and skill and the Employee’s best efforts to the performance of the Employee’s duties with the Company, provided that the foregoing shall not prevent the Employee from (i) serving on the boards of directors of non-profit organizations and, with the prior written approval of the Board, other for profit companies, (ii) participating in charitable, civic, educational, professional, community or industry affairs, and (iii) managing the Employee’s passive personal investments so long as such activities in the aggregate do not interfere or conflict with the Employee’s duties hereunder or create a potential business or fiduciary conflict.

2.    EMPLOYMENT TERM.  The Company agrees to employ the Employee pursuant to the terms of this Agreement, and the Employee agrees to be so employed, for a term beginning on the Effective Date hereof and ending on June 30, 2022 (the “Initial Term”) commencing as of the Effective Date.  On each anniversary of the Effective Date following the Initial Term, the term of this Agreement shall be automatically extended for successive one-year periods, provided, however, that either party hereto may elect not to extend this Agreement by giving written notice to the other party at least sixty (60) days prior to any such anniversary date.  Notwithstanding the foregoing, the Employee’s employment hereunder may be earlier terminated in accordance with Section 6 hereof, subject to Section 7 hereof.  The period of time between the Effective Date and the termination of the Employee’s employment hereunder shall be referred to herein as the “Employment Term.”

3.    BASE SALARY.  During the Employment Term, the Company agrees to pay the Employee a base salary at an annual rate to be determined annually by the Compensation Committee of the Company’s Board of Directors, payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly.  The Employee’s base salary shall be subject to annual review by the Board (or a committee thereof), and may be adjusted from time to time by the Board.  The base salary as determined herein and adjusted from time to time shall constitute “Base Salary” for purposes of this Agreement.

4.    ANNUAL BONUS.  During the Employment Term, the Employee shall be eligible to receive an annual discretionary incentive payment under the Company’s annual bonus plan as may be in effect from time to time (the “Annual Bonus”) based on a target bonus opportunity of at least fifty percent (50%)of the Employee’s Base Salary (the “Target Bonus”), upon the attainment of one or more pre-established performance goals, all of which is reviewed annually and established by the Board or the Company’s Compensation Committee (the “Committee”) in its sole discretion; provided, however, for the 2018 calendar year, the Target Bonus shall be seventy five percent (75%) of the Employee’s Base Salary.  In addition, the Employee shall be eligible for a “stretch” established by the Board or the Committee for materially exceeding one or more such performance goals if such bonuses are in existence either as of the Effective Date or at any time during the Employment Term.  Any and all bonuses are payable, if at all, (i) only if Employee is actively employed by the Company on the last day of the performance period during which such bonus is earned, (ii) during the calendar year following the calendar year in which such bonus is earned, and (iii) within the thirty (30)-day period following the Board’s receipt of the Company’s audited financial statements with respect to the applicable performance period.

5.    EMPLOYEE BENEFITS.

(a)    BENEFIT PLANS.  During the Employment Term, the Employee shall be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees generally, subject to satisfying the applicable eligibility requirements, except to the extent such plans are duplicative of the benefits otherwise provided to hereunder.  The Employee’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies.  Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.

(b)    VACATIONS.  During the Employment Term, the Employee shall be entitled to paid vacation in accordance with the Company’s policy on accrual and use applicable to employees as in effect from time to time.

(c)    OTHER PERQUISITES.  During the Employment Term, the Employee shall be entitled to a leased car provided by the Company and Company coverage of insurance, maintenance and gas expenses related to the vehicle.

(d)    BUSINESS EXPENSES.  Upon presentation of reasonable substantiation and documentation as the Company may specify from time to time, the Employee shall be reimbursed in accordance with the Company’s expense reimbursement policy, for all reasonable out-of-pocket business expenses incurred and paid by the Employee during the Employment Term and in connection with the performance of the Employee’s duties hereunder.

6.    TERMINATION.  The Employee’s employment and the Employment Term shall terminate on the first of the following to occur:

(a)    DISABILITY.  Upon ten (10) days’ prior written notice by the Company to the Employee of a termination due to Disability.  For purposes of this Agreement, “Disability” shall be defined as the inability of the Employee to have performed the Employee’s material duties hereunder after reasonable accommodation due to a physical or mental injury, infirmity or incapacity for one hundred eighty (180) days (including weekends and holidays) in any three hundred sixty-five (365)-day period as determined by the Board in its reasonable discretion.

(b)    DEATH.  Automatically upon the date of death of the Employee.

(c)    CAUSE.  Immediately upon written notice by the Company to the Employee of a termination for Cause.  “Cause” shall mean any of the following: (i) your intentional unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (ii) your material breach of any agreement between you and the Company, (iii) your material failure to comply with the Company’s written policies or rules, (iv) your conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, or (v) your gross negligence or willful misconduct in the performance of duties to the Company that is not cured within thirty (30) days after you are provided with written notice thereof. No such determination of “Cause” shall be made until the Employee has been given written notice detailing the specific Cause event and a period of ten (10) business days following receipt of such notice to cure such event (if susceptible to cure) to the reasonable satisfaction of the Board.  Notwithstanding anything to the contrary contained herein, the Employee’s right to cure as set forth in the preceding sentence shall not apply if there are habitual or repeated breaches by the Employee.

(d)    WITHOUT CAUSE.  Immediately upon written notice by the Company to the Employee of an involuntary termination without Cause (other than for death or Disability).

EXHIBIT 10.1

(e)    GOOD REASON.  Upon written notice by the Employee to the Company of a termination for Good Reason.  “Good Reason” shall mean the occurrence of any of the following events, without the express written consent of the Employee, unless such events are fully corrected in all material respects by the Company within thirty (30) days following written notification by the Employee to the Company of the occurrence of one of the reasons set forth below:

(i)    material diminution in the Employee’s Base Salary or Target Bonus opportunity, other than pursuant to and consistent with across-the-board reductions of base salary or bonus opportunities applicable to all senior executives of the Company;

(ii)    material diminution in the Employee’s duties, authorities or responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law);

(iii)    relocation of the Employee’s primary work location by more than fifty (50) miles from its then current location;

(iv)    any action or inaction that constitutes a material breach by the Company of this Agreement;

(v)    a material diminution in the budget over which Employee retains authority; or

(vi)    approval, whether formal or informal, by the Board of a strategy, including, without limitation, a strategic plan, that (1) is materially different than the Company’s prior strategy and (2) Employee believes in good faith to not be in the best interests of the Company.

The Employee shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within sixty (60) days after the Employee knows (or should have known) of such circumstances, and actually terminate employment within thirty (30) days following the expiration of the Company’s thirty (30)-day cure period described above.  Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by the Employee.

(f)    WITHOUT GOOD REASON.  Upon sixty (60) days’ prior written notice by the Employee to the Company of the Employee’s voluntary termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date).

(g)    EXPIRATION OF EMPLOYMENT TERM; NON-EXTENSION OF AGREEMENT.  Upon the expiration of the Employment Term due to a non-extension of the Agreement by the Company or the Employee pursuant to the provisions of Section 2 hereof.

7.    CONSEQUENCES OF TERMINATION. Prior to a Change in Control, Employee shall be entitled to the benefits referenced in this Section 7. Subsequent to a Change in Control, Section 7 shall not apply and the Employee shall be subject to the terms and conditions of the Company’s 2016 Management Severance Program. A “Change in Control” shall mean any of the following types of transactions: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company (each, a “Transaction”), wherein the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the Company or the successor entity, or, in the case of a Transaction described in (iii), the corporation or other entity to which the assets of the Company were transferred, as the case may be; or (iv) during any period of two (2) consecutive years (not including any period prior to the Effective Date) individuals who constitute the Board on the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board. Notwithstanding the foregoing, a transaction shall not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation; (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction; or (iv) it is a transaction effected primarily for the purpose of financing the Company with cash (as determined by the Board in its discretion).

EXHIBIT 10.1

(a)    DEATH.  In the event that the Employee’s employment and the Employment Term ends on account of the Employee’s death, the Employee or the Employee’s estate, as the case may be, shall be entitled to the following (with the amounts due under Sections 7(a)(i) through 7(a)(iii) hereof to be paid within sixty (60) days following termination of employment, or such earlier date as may be required by applicable law):

(i)    any earned and unpaid Base Salary through the date of termination;

(ii)    reimbursement for any unreimbursed business expenses incurred through the date of termination;

(iii)    any accrued but unused vacation time in accordance with Company policy; and

(iv)    all other accrued and vested payments, benefits or fringe benefits to which the Employee shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement (collectively, Sections 7(a)(i) through 7(a)(iv) hereof shall be hereafter referred to as the “Accrued Benefits”). In addition, the Employee shall be eligible to receive any Annual Bonus earned but unpaid with respect to the fiscal year ending on or preceding the date of termination.

(b)    DISABILITY.  In the event that the Employee’s employment and/or Employment Term ends on account of the Employee’s Disability, the Company shall pay or provide the Employee with the Accrued Benefits.  In addition, the Employee shall be eligible to receive any Annual Bonus earned but unpaid with respect to the fiscal year ending on or preceding the date of termination.

(c)    TERMINATION FOR CAUSE OR WITHOUT GOOD REASON OR AS A RESULT OF EMPLOYEE NON-EXTENSION OF THIS AGREEMENT.  If the Employee’s employment is terminated (x) by the Company for Cause, (y) by the Employee without Good Reason, or (z) as a result of the Employee’s non-extension of the Employment Term as provided in Section 2 hereof, the Company shall pay to the Employee the Accrued Benefits.

(d)    TERMINATION WITHOUT CAUSE OR FOR GOOD REASON OR AS A RESULT OF COMPANY NON-EXTENSION OF THIS AGREEMENT.  If the Employee’s employment by the Company is terminated (x) by the Company other than for Cause, (y) by the Employee for Good Reason, or (z) as a result of the Company’s non-extension of the Employment Term as provided in Section 2 hereof, the Company shall pay or provide the Employee with the following, subject to the provisions of Section 22 hereof:

(i)    the Accrued Benefits;

(ii)    payments of your then-current annual base salary (commencing as of the termination date) for the period of twenty-four (24) months based on your management level in the Company, which payments shall be paid in accordance with the Company’s normal payroll procedures; provided, however, that any payments that would otherwise have been made before the first normal payroll payment date falling on or after the date on which the Release becomes irrevocable (the “First Payment Date”) shall be made on the First Payment Date; and further provided, that to the extent that the payment of any amount constitutes "nonqualified deferred compensation" for purposes of Code Section 409A (as defined in Section 22 hereof), any such payment scheduled to occur during the first sixty (60) days following the termination of employment shall not be paid until the first regularly scheduled pay period following the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto;

(iii)    an amount equal to your target annual bonus for the fiscal year during which the covered termination occurs, prorated to reflect your actual period of service completed during the fiscal year through the date of termination, with such bonus determined based on the deemed achievement of all of the performance objectives for such fiscal year at a 100% level (subject to Section 16, the severance benefits contemplated by this Section 7(d)(iii) shall be paid in cash in a lump sum as soon as practicable following the First Payment Date); and,

(iv)    subject to (A) the Employee's timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), (B) the Employee's continued copayment of premiums at the same level and cost to the Employee as if the Employee were an employee of the Company (excluding, for purposes of calculating cost, an employee's ability to pay premiums with pre-tax dollars), and (C) continued compliance with the obligations in Section 9, continued participation in the Company's group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Employee (and the Employee's eligible dependents) for the period of twenty-four (24) months based on your management level in the Company; provided, however, that the Employee is eligible and remains eligible for COBRA coverage; and further provided, that in the event that the Employee obtains other employment that offers group health benefits, such continuation of coverage by the Company under this Section 7(d)(iv) shall immediately cease upon obtaining such benefits. Notwithstanding the foregoing, the Company shall not be obligated to provide the continuation coverage contemplated by this Section 7(d)(iv) if it would result in the imposition of excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable).; and

(v)    immediate vesting of all of the unvested shares subject to Employee’s outstanding stock options to purchase the Company’s common stock and the immediate vesting and/or lapsing of any vesting restrictions on any Company restricted stock or other equity-based awards that Employee holds as of the date of such covered termination (with the acceleration of vesting of stock options and restricted stock described in this section being effective as of the date of the covered termination); and immediate vesting of all target or performance goals with respect to any applicable performance based unit awards or similar performance compensation.

Payments and benefits provided in this Section 7(d) shall be in lieu of any termination or severance payments or benefits for which the Employee may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

(e)    OTHER OBLIGATIONS.  Upon any termination of the Employee’s employment with the Company, the Employee shall promptly resign from the Board, if applicable, and any other position as an officer, director or fiduciary of any Company-related entity and the Employee shall receive written confirmation of said removal from the Board, if applicable, and from any other position as an officer, director or fiduciary of any Company-related entity.

(f)    EXCLUSIVE REMEDY.  The amounts payable to the Employee following termination of employment and the Employment Term hereunder pursuant to Sections 6 and 7 hereof shall be in full and complete satisfaction of the Employee’s rights under this Agreement and any other claims that the Employee may have in respect of the Employee’s employment with the Company or any of its affiliates, and the Employee acknowledges that such amounts are fair and reasonable, and are the Employee’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of the Employee’s employment hereunder or any breach of this Agreement.

8.    RELEASE.  Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond the Accrued Benefits shall only be payable if the Employee delivers to the Company and does not revoke a general release of claims in favor of the Company in substantially the form attached on Exhibit A hereto.  Such release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination.

EXHIBIT 10.1

9.    RESTRICTIVE COVENANTS.

(a)    CONFIDENTIALITY.  During the course of the Employee’s employment with the Company, the Employee will have access to Confidential Information.  For purposes of this Agreement, “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company Group or any of its affiliates, including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, raw partners and/or competitors.  The Employee agrees that the Employee shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Employee’s assigned duties and for the benefit of the Company, either during the period of the Employee’s employment or at any time thereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the Company Group’s and its affiliates’ part to maintain the confidentiality of such information, and to use such information only for certain limited purposes, in each case, which shall have been obtained by the Employee during the Employee’s employment by the Company (or any predecessor).  The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Employee; (ii) becomes generally known to the public subsequent to disclosure to the Employee through no wrongful act of the Employee or any representative of the Employee; or (iii) the Employee is required to disclose by applicable law, regulation or legal process (provided that the Employee provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).

(b)    NONCOMPETITION.  The Employee acknowledges that (i) the Employee performs services of a unique nature for the Company Group that are irreplaceable, and that the Employee’s performance of such services to a competing business will result in irreparable harm to the Company Group, (ii) the Employee has had and will continue to have access to Confidential Information which, if disclosed, would unfairly and inappropriately assist in competition against the Company Group or any of its affiliates, (iii) in the course of the Employee’s employment by a competitor, the Employee would inevitably use or disclose such Confidential Information, (iv) the Company Group and its affiliates have substantial relationships with their customers and the Employee has had and will continue to have access to these customers, (v) the Employee has received and will receive specialized training from the Company Group and its affiliates, and (vi) the Employee has generated and will continue to generate goodwill for the Company Group and its affiliates in the course of the Employee’s employment.  Accordingly, during the Employee’s employment hereunder and for a period of twenty four (24) months thereafter, the Employee agrees that the Employee will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in  the fast casual restaurant business in North America that derives at least twenty percent (20%) of its revenue from the sale of (i) Mediterranean inspired items or (ii) any other category of items (e.g., Mexican, Hamburger, Pizza) that represents at least 20% of the Company Group’s and its affiliates’ revenue on the date of the Employee’s termination of employment.   Notwithstanding the foregoing, nothing herein shall prohibit the Employee from being a passive owner of not more than one percent (1%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company Group or any of its affiliates, so long as the Employee has no active participation in the business of such corporation.

(c)    NONSOLICITATION; NONINTERFERENCE.  (i)  During the Employee’s employment with the Company Group and for a period of twenty four (24) months thereafter, the Employee agrees that the Employee shall not, except in the furtherance of the Employee’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (A) solicit, aid or induce any employee, representative or agent, in each case, with authority exceeding that of store level management (“Company Employee”) of the Company Group or any of its subsidiaries or affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company Group or hire or retain any such Company Employee, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such Company Employee, or (B) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company Group or any of its affiliates and any of their respective vendors, joint venturers or licensors.  A Company Group Employee shall be deemed covered by this Section 9(c) while so employed or retained and for a period of six (6) months thereafter.

EXHIBIT 10.1

(d)    NONDISPARAGEMENT.  The Employee agrees not to make negative comments or otherwise disparage the Company Group or its officers, directors, employees, shareholders, agents or products other than in the good faith performance of the Employee’s duties to the Company while the Employee is employed by the Company.  The Company shall instruct its directors and officers not to, directly or indirectly, make negative comments or otherwise disparage the Employee while the Employee is employed by the Company or at any time after the termination of the Employment Term; provided, however, that this Section 9(d) shall not in any way preclude the Company from managing or supervising the Employee’s performance (or from engaging in meaningful discourse relating thereto).  Neither of the foregoing shall be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

(e)    INVENTIONS.

(i)    The Employee acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments, software, know-how, processes, techniques, methods, works of authorship and other work product, whether patentable or unpatentable, (A) that are reduced to practice, created, invented, designed, developed, contributed to, or improved with the use of any Company Group resources and/or within the scope of the Employee’s work with the Company Group or that relate to the business, operations or actual or demonstrably anticipated research or development of the Company Group, and that are made or conceived by the Employee, solely or jointly with others, during the Employment Term, or (B) suggested by any work that the Employee performs in connection with the Company Group, either while performing the Employee’s duties with the Company Group or on the Employee’s own time, shall belong exclusively to the Company Group (or its designee), whether or not patent or other applications for intellectual property protection are filed thereon (the “Inventions”).  The Employee will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company.  The Records shall be the sole and exclusive property of the Company Group, and the Employee will surrender them upon the termination of the Employment Term, or upon the Company Group’s request.  The Employee irrevocably conveys, transfers and assigns to the Company Group the Inventions and all patents or other intellectual property rights that may issue thereon in any and all countries, whether during or subsequent to the Employment Term, together with the right to file, in the Employee’s name or in the name of the Company Group (or its designee), applications for patents and equivalent rights (the “Applications”).  The Employee will, at any time during and subsequent to the Employment Term, make such applications, sign such papers, take all rightful oaths, and perform all other acts as may be requested from time to time by the Company to perfect, record, enforce, protect, patent or register the Company Group’s rights in the Inventions, all without additional compensation to the Employee from the Company Group.  The Employee will also execute assignments to the Company Group (or its designee) of the Applications, and give the Company Group and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Company Group’s benefit, all without additional compensation to the Employee from the Company Group.

(ii)    In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company Group and the Employee agrees that the Company Group will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to the Employee.  If the Inventions, or any portion thereof, are deemed not to be Work for Hire, or the rights in such Inventions do not otherwise automatically vest in the Company Group, the Employee hereby irrevocably conveys, transfers and assigns to the Company Group, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of the Employee’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom.  In addition, the Employee hereby waives any so-called “moral rights” with respect to the Inventions.  To the extent that the Employee has any rights in the results and proceeds of the Employee’s service to the Company Group that cannot be assigned in the manner described herein, the Employee agrees to unconditionally waive the enforcement of such rights.  The Employee hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents and other registrations for intellectual property that may issue thereon, including, without limitation, any rights that would otherwise accrue to the Employee’s benefit by virtue of the Employee being an employee of or other service provider to the Company Group.

(f)    RETURN OF COMPANY PROPERTY.  On the date of the Employee’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), the Employee shall return all property belonging to the Company or its affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company).  The Employee may retain the Employee’s rolodex, digital contacts, and similar address books provided that such items only include contact information.
(g)    REASONABLENESS OF COVENANTS.  In signing this Agreement, the Employee gives the Company Group assurance that the Employee has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 9 hereof.  The Employee agrees that these restraints are necessary for the reasonable and proper protection of the Company Group and its affiliates and their Confidential Information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Employee from obtaining other suitable employment during the period in which the Employee is bound by the restraints.  The Employee acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company Group and its affiliates and that the Employee has sufficient assets and skills to provide a livelihood while such covenants remain in force.  The Employee further covenants that the Employee will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 9.  It is also agreed that each of the Company’s affiliates will have the right to enforce all of the Employee’s obligations to that affiliate under this Agreement, including without limitation pursuant to this Section 9.

(h)    REFORMATION.  If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 9 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

(i)    TOLLING.  In the event of any violation of the provisions of this Section 9, the Employee acknowledges and agrees that the post-termination restrictions contained in this Section 9 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(j)    SURVIVAL OF PROVISIONS.  The obligations contained in Sections 9 and 10 hereof shall survive the termination or expiration of the Employment Term and the Employee’s employment with the Company Group and shall be fully enforceable thereafter.

10.    COOPERATION.  In connection with any termination of the Employee’s employment with the Company, the Employee agrees to assist the Company, as reasonably requested by the Company, in its succession planning efforts to facilitate a smooth transition of the Employee’s job responsibilities to the Employee’s successor.  Upon the receipt of reasonable notice from the Company (including outside counsel), the Employee agrees that while employed by the Company and thereafter, the Employee will respond and provide information with regard to matters in which the Employee has knowledge as a result of the Employee’s employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of the Employee’s employment with the Company (collectively, the “Claims”).  The Employee agrees to promptly inform the Company if the Employee becomes aware of any lawsuits involving Claims that may be filed or threatened against the Company or its affiliates.  The Employee also agrees to promptly inform the Company (to the extent that the Employee is legally permitted to do so) if the Employee is asked to assist in any investigation of the Company or its affiliates (or their actions) or another party attempts to obtain information or documents from the Employee (other than in connection with any litigation or other proceeding in which the Employee is a party-in-opposition) with respect to matters the Employee believes in good faith to relate to any investigation of the Company or its affiliates, in each case, regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required.  During the pendency of any litigation or other proceeding involving Claims, the Employee shall not communicate with anyone (other than the Employee’s attorneys and tax and/or financial advisors and except to the extent that the Employee determines in good faith is necessary in connection with the performance of the Employee’s duties hereunder) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving the Company or any of its affiliates without giving prior written notice to the Company or the Company’s counsel.  Upon presentation of appropriate documentation, the Company shall pay or reimburse the Employee for all reasonable attorney’s fees and related costs and reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by the Employee in complying with this Section 10.

EXHIBIT 10.1

11.    EQUITABLE RELIEF AND OTHER REMEDIES.  The Employee acknowledges and agrees that the Company Group’s remedies at law for a breach or threatened breach of any of the provisions of Section 9 or Section 10 hereof would be inadequate and, in recognition of this fact, the Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company Group, without posting any bond or other security, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages.  In the event of a violation by the Employee of Section 9 or Section 10 hereof, any severance being paid to the Employee pursuant to this Agreement or otherwise shall immediately cease, and any severance previously paid to the Employee shall be immediately repaid to the Company.

12.    NO ASSIGNMENTS.  This Agreement is personal to each of the parties hereto.  Except as provided in this Section 12 hereof, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto.  The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

13.    NOTICE.  For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:
 At the address (or to the facsimile number) shown
in the books and records of the Company.

If to the Company:
Zoe’s Kitchen, Inc.
5760 State Highway 121 Suite 250
Plano, Texas 75024
Attention: General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

14.    SECTION HEADINGS; INCONSISTENCY.  The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.  In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.

15.    SEVERABILITY.  The provisions of this Agreement shall be deemed severable.  The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by applicable law.

16.    COUNTERPARTS.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

17.    ARBITRATION.  Any dispute or controversy arising under or in connection with this Agreement or the Employee’s employment with the Company, other than injunctive relief under Section 11 hereof, shall be settled exclusively by arbitration, conducted before a single arbitrator in the location where the Company’s principal business offices are located in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect.  The decision of the arbitrator will be final and binding upon the parties hereto.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  The parties acknowledge and agree that in connection with any such arbitration and regardless of outcome, (a) each party shall pay all of its own costs and expenses, including, without limitation, its own legal fees and expenses, and (b) the arbitration costs shall be borne entirely by the Company.
18.    INDEMNIFICATION.  The Company hereby agrees to indemnify the Employee and hold the Employee harmless to the extent provided under the By-Laws of the Company against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from the Employee’s good faith performance of the Employee’s duties and obligations with the Company.  This obligation shall survive the termination of the Employee’s employment with the Company.

19.    GOVERNING LAW.  This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Texas (without regard to its choice of law provisions).

20.    MISCELLANEOUS.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and such officer or director as may be designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Employee and the Company with respect to the subject matter hereof.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

21.    REPRESENTATIONS.  The Employee represents and warrants to the Company that (a) the Employee has the legal right to enter into this Agreement and to perform all of the obligations on the Employee’s part to be performed hereunder in accordance with its terms, and (b) the Employee is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent the Employee from entering into this Agreement or performing all of the Employee’s duties and obligations hereunder.  In addition, the Employee acknowledges that the Employee is aware of Section 304 (Forfeiture of Certain Bonuses and Profits) of the Sarbanes-Oxley Act of 2002 and the right of the Company to be reimbursed for certain payments to the Employee in compliance therewith.

22.    TAX MATTERS.

(a)    WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b)    SECTION 409A COMPLIANCE.

(i)    The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively "Code Section 409A") and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Employee and the Company of the applicable provision without violating the provisions of Code Section 409A. The Company does not make any representation to the Employee that the payments or benefits provided under this Agreement are exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless the Employee or any beneficiary of the Employee for any tax, additional tax, interest or penalties under Section 409A.

(ii)    A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a "separation from service" within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a "termination," "termination of employment" or like terms shall mean "separation from service." Notwithstanding anything to the contrary in this Agreement, if the Employee is deemed on the date of termination to be a "specified employee" within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Code Section 409A payable on account of a "separation from service," such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such "separation from service" of the Employee, and (B) the date of the Employee's death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 22(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the

EXHIBIT 10.1

absence of such delay) shall be paid or reimbursed to the Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(iii)    To the extent that reimbursements or other in-kind benefits under this Agreement constitute "nonqualified deferred compensation" for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Employee, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv)    For purposes of Code Section 409A, the Employee's right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(v)    Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment or benefit under this Agreement that constitutes "nonqualified deferred compensation" for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

23.    EXCISE TAX.

(a)    Notwithstanding any other provisions in this Agreement, to the extent applicable, in the event that any payment or benefit received or to be received by an Employee (including, without limitation, any payment or benefit received in connection with a Change in Control of the Company or the termination of Employee’s employment, whether pursuant to the terms of this Agreement or any other plan, program, arrangement or agreement) (all such payments and benefits, together, the “Total Payments”) would be subject (in whole or part), to any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision thereto (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, program, arrangement or agreement, the Company will reduce, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax (but in no event to less than zero), in the following order: (i) cash payments not subject to Section 409A of the Code; (ii) cash payments subject to Section 409A of the Code; (iii) equity-based payments and acceleration; and (iv) non-cash forms of benefits (together, the “Potential Payments”); provided, however, to the extent any such payment is to be made over time (e.g., in installments, etc.), then the payments shall be waived in reverse chronological order; and further provided, however, that the Potential Payments shall only be reduced if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state, municipal and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state, municipal and local income taxes on such Total Payments and the amount of Excise Tax to which Employee would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b)    For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax: (i) no portion of the Total Payments the receipt or enjoyment of which Employee shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to Employee and selected by the accounting firm which was, immediately prior to the termination date, the Company’s independent auditor (the “Auditor”), does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

(c)    At the time that payments are made under this Agreement, the Company shall provide Employee with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations, including any opinions or other advice the Company received from Tax Counsel, the Auditor, or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement). If Employee objects to the Company’s calculations, the Company shall pay to Employee such portion of the Potential Payments (up to 100% thereof) as Employee determines is necessary to result in the proper application of this Section 23. All determinations required by this Section 23 (or requested by either Employee or the

EXHIBIT 10.1

Company in connection with this Section 23) shall be at the expense of the Company. The fact that Employee’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 23 shall not of itself limit or otherwise affect any other rights of Employee under this Agreement.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

EXHIBIT 10.1

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ZOE’S KITCHEN, INC.

By:	/s/ Sunil Doshi

Name:	Sunil Doshi

Title:	Chief Financial Officer

KEVIN MILES

/s/ Kevin Miles

Amended and Restated Employment Agreement Signature Page

EXHIBIT 10.1

EXHIBIT A

GENERAL RELEASE

I,                                             , in consideration of and subject to the performance by Zoe’s Kitchen, Inc. (together with its subsidiaries, the “Company”), of its obligations under the Employment Agreement dated as of [•], (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its respective affiliates and all present, former and future managers, directors, officers, employees, successors and assigns of the Company and its affiliates and direct or indirect owners (collectively, the “Released Parties”) to the extent provided below (this “General Release”).  The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder.  Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1.             I understand that any payments or benefits paid or granted to me under Section 7 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled.  I understand and agree that I will not receive certain of the payments and benefits specified in Section 7 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter.  Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2.             Except as provided in paragraphs 4 and 5 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under:  Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.             I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.             I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.             I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief.  Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.  Additionally, I am not waiving any right to the Accrued Benefits or any severance benefits to which I am entitled under the Agreement.

EXHIBIT 10.1

 6.             In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied.  I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement.  I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law.  I further agree that I am not aware of any pending claim of the type described in paragraph 2 above as of the execution of this General Release.

7.             I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8.             I agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees.

9.             I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

10.          Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any governmental entity.

11.          I hereby acknowledge that Sections 7 through 13, 18 through 20 and 22 of the Agreement shall survive my execution of this General Release.

12.          I represent that I am not aware of any claim by me other than the claims that are released by this General Release.  I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

13.          Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

14.          Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

EXHIBIT 10.1

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.                                      I HAVE READ IT CAREFULLY;

2.                                      I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3.                                      I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.                                      I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5.                                      I HAVE HAD AT LEAST [21][45] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21][45]-DAY PERIOD;

6.                                      I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

7.                                      I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

8.                                      I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:	DATED: